EXHIBIT 99.4

PennantPark Senior Loan Fund, LLC

Consolidated Financial Statements and

Independent Auditor’s Report

September 30, 2023 and 2022

Independent Auditor’s Report

Member Designees’ Committee

PennantPark Senior Loan Fund, LLC

Opinion

We have audited the consolidated financial statements of PennantPark Senior Loan Fund, LLC and its subsidiaries (the Fund), which comprise the consolidated statements of assets, liabilities and members’ equity, including the consolidated schedule of investments, as of September 30, 2023 and 2022, the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Fund as of September 30, 2023 and 2022, and the results of its operations, changes in members’ equity and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Fund and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 2 of the consolidated financial statements, the 2022 financial statements have been restated to reclassify certain amounts presented within. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP

New York, New York

December 7, 2023

PennantPark Senior Loan Fund, LLC
Consolidated Statements of Assets, Liabilities and Members' Equity
($ in thousands)

	September 30, 2023	September 30, 2022
Assets
Investments at fair value (amortized cost—$810,737 and $738,219, respectively)	$804,187	$730,108
Cash and cash equivalents (cost—$59,096 and $40,945, respectively)	59,096	40,945
Interest receivable	5,248	2,970
Due from affiliate	3,296	2,021
Prepaid expenses and other assets	936	1,373
Receivable for investments sold	—	3,870
Total assets	872,763	781,287
Liabilities
2034 Asset-backed debt, net (par—$246,000)	244,284	243,896
2035 Asset-backed debt, net (par—$246,000)	243,727	—
Notes payable to members	169,131	145,472
Credit facility payable	88,600	257,600
Interest payable on credit facility and asset backed debt	10,421	4,676
Distribution payable to members	7,250	4,000
Interest payable on notes to members	3,895	2,703
Payable for investments purchased	2,002	37,658
Accounts payable and accrued expenses	835	820
Total liabilities	770,145	696,825
Commitments and contingencies (See Note 11)
Members' equity	102,618	84,462
Total liabilities and members' equity	$872,763	$781,287

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund, LLC
Consolidated Statements of Operations
($ in thousands)
	Year Ended September 30,
	2023	2022
Investment income:
Interest	$88,280	$37,905
Other income	1,410	246
Total investment income	89,690	38,151
Expenses:
Interest expense on credit facility and asset-backed debt	37,977	11,023
Interest expense on notes to members	20,858	11,692
Administration fees	2,027	1,171
General and administrative expenses	1,090	447
Total expenses	61,952	24,333
Net investment income	27,738	13,818
Realized and unrealized gain (loss) on investments:
Net realized gain (loss) on investments	(498)	376
Net change in unrealized appreciation (depreciation) on investments	1,575	(8,334)
Net realized and unrealized gain (loss) on investments	1,077	(7,958)
Net increase (decrease) in members' equity resulting from operations	$28,815	$5,860

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund, LLC
Consolidated Statements of Changes in Members’ Equity
($ in thousands)

	Year Ended September 30,
	2023	2022
Net change in members’ equity resulting from operations:
Net investment income	$27,738	$13,818
Net realized gain (loss) on investments	(498)	376
Net change in unrealized appreciation (depreciation) on investments	1,575	(8,334)
Net increase (decrease) in members’ equity resulting from operations	28,815	5,860
Capital contributions (See Note 6)	15,341	25,570
Distributions	(26,000)	(15,000)
Net increase (decrease) in members’ equity	18,156	16,430
Members’ equity
Beginning of year	84,462	68,032
End of year	$102,618	$84,462

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund, LLC
Consolidated Statements of Cash Flows
($ in thousands)
	Year Ended September 30,
	2023	2022
Cash flows from operating activities:
Net increase (decrease) in members’ equity resulting from operations	$28,815	$5,860
Adjustments to reconcile net increase (decrease) in members’ equity resulting from operations to net cash (used in) provided by operating activities:
Net change in unrealized (appreciation) depreciation on investments	(1,575)	8,334
Net realized (gain) loss on investments	498	(376)
Net accretion of discount and amortization of premium	(3,146)	(2,080)
Purchases of investments	(176,199)	(431,196)
Amortization of deferred financing costs	460	224
Payment-in-kind interest	(225)	(38)
Proceeds from disposition of investments	106,568	100,481
(Increase) Decrease in:
Receivable for investments sold	3,870	(3,870)
Interest receivable	(2,278)	(1,794)
Due from affiliate	(1,275)	(2,021)
Prepaid expenses and other assets	437	(1,375)
Increase (Decrease) in:
Payable for investments purchased	(35,656)	24,865
Interest payable on credit facility and asset backed debt	5,745	3,177
Interest payable on notes to members	1,192	1,059
Accrued expenses	14	208
Net cash provided by (used in) operating activities	(72,755)	(298,542)
Cash flows from financing activities:
Members’ capital contributions	15,341	25,570
Notes issued to members	23,659	39,432
Distribution paid to members	(22,750)	(13,800)
Proceeds from 2035 Asset Backed Debt issued	246,000	246,000
Discount on 2035 Asset Backed Debt issued	(2,344)	(2,328)
Borrowings under credit facility	89,000	306,600
Repayments under credit facility	(258,000)	(273,000)
Net cash provided by (used in) financing activities	90,906	328,474
Net increase in cash and cash equivalents	18,151	29,932
Cash and cash equivalents, beginning of year	40,945	11,013
Cash and cash equivalents, end of year	$59,096	$40,945
Supplemental disclosure of cash flow information
Interest paid on notes to members	$19,666	$10,633
Interest paid on credit facility and asset backed debt	$32,232	$7,846

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund, LLC
Consolidated Schedule of Investments
September 30, 2023
($ In thousands)
Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
First Lien Secured Debt - 783.7%
A1 Garage Merger Sub, LLC	12/22/2028	Personal, Food and Miscellaneous Services	11.84%	SOFR+660	14,925	$14,668	$14,850
Ad.net Acquisition, LLC	5/7/2026	Media	11.65%	SOFR+600	4,888	4,888	4,863
Alpine Acquisition Corp II	11/30/2026	Containers, Packaging and Glass	11.26%	SOFR+600	14,837	14,528	14,244
Amsive Holding Corporation (f/k/a Vision Purchaser Corporation)	6/10/2025	Media	11.79%	SOFR+640	13,958	13,869	13,749
Anteriad, LLC (f/k/a MeritDirect, LLC)	5/23/2024	Media	12.04%	SOFR+665	14,354	14,319	14,103
Any Hour Services	7/21/2027	Personal, Food and Miscellaneous Services	11.22%	SOFR+585	10,882	10,847	10,665
Apex Service Partners, LLC	7/31/2025	Personal, Food and Miscellaneous Services	10.52%	SOFR+525	6,424	6,380	6,408
Apex Service Partners, LLC Term Loan B	7/31/2025	Personal, Food and Miscellaneous Services	11.11%	SOFR+550	3,316	3,299	3,308
Apex Service Partners, LLC - Term Loan C	7/31/2025	Personal, Food and Miscellaneous Services	10.76%	SOFR+525	7,531	7,531	7,512
Applied Technical Services, LLC	12/29/2026	Environmental Services	11.51%	SOFR+615	11,394	11,271	11,166
Applied Technical Services, LLC - Unfunded Term Loan (3)	12/29/2026	Environmental Services			513	-	(5)
Arcfield Acquisition Corp.	8/3/2029	Aerospace and Defense	11.62%	SOFR+625	11,820	11,642	11,702
Beta Plus Technologies, Inc.	7/1/2029	Business Services	11.14%	SOFR+575	14,850	14,604	13,811
Bioderm, Inc.	1/31/2028	Healthcare, Education and Childcare	11.83%	SOFR+650	8,978	8,874	8,933
Blackhawk Industrial Distribution, Inc.	9/17/2024	Distribution	11.79%	SOFR+640	17,823	17,588	17,556
Broder Bros., Co.	12/4/2025	Personal and Non-Durable Consumer Products	11.50%	SOFR+626	9,683	9,683	9,683
Burgess Point Purchaser Corporation	9/26/2029	Auto Sector	10.67%	SOFR+532	893	836	841
Cartessa Aesthetics, LLC	6/14/2028	Distribution	11.39%	SOFR+600	17,281	17,013	17,281
CF512, Inc.	8/20/2026	Media	11.60%	SOFR+600	2,921	2,901	2,862
Connatix Buyer, Inc.	7/13/2027	Media	11.16%	SOFR+550	8,808	8,792	8,500
Crane 1 Services, Inc.	8/16/2027	Personal, Food and Miscellaneous Services	10.90%	SOFR+551	2,575	2,550	2,562
Dr. Squatch, LLC	8/31/2027	Personal and Non-Durable Consumer Products	11.24%	SOFR+585	10,882	10,834	10,882
DRI Holding Inc.	12/21/2028	Media	10.67%	SOFR+525	4,382	3,959	3,993
DRS Holdings III, Inc.	11/3/2025	Consumer Products	11.77%	SOFR+640	14,395	14,345	14,222
Duraco Specialty Tapes LLC	6/30/2024	Manufacturing / Basic Industries	11.93%	SOFR+650	8,635	8,561	8,505
EDS Buyer, LLC	1/10/2029	Aerospace and Defense	11.64%	SOFR+625	6,219	6,148	6,125
Electro Rent Corporation	1/17/2024	Electronics	10.93%	SOFR+550	3,712	3,665	3,632
ETE Intermediate II, LLC	5/29/2029	Personal, Food and Miscellaneous Services	11.89%	SOFR+650	12,404	12,171	12,193
Exigo Intermediate II, LLC	3/15/2027	Business Services	11.17%	SOFR+585	9,750	9,637	9,555
Fairbanks Morse Defense	6/17/2028	Aerospace and Defense	10.40%	SOFR+475	1,518	1,470	1,506
Five Star Buyer, Inc.	2/23/2028	Hotels, Motels, Inns and Gaming	12.43%	SOFR+710	4,373	4,291	4,307
Global Holdings InterCo LLC	3/16/2026	Banking, Finance, Insurance & Real Estate	11.96%	SOFR+660	7,027	7,008	6,676
Graffiti Buyer, Inc.	8/10/2027	Distribution	10.99%	SOFR+560	1,954	1,925	1,935
Hancock Roofing and Construction L.L.C.	12/31/2026	Insurance	10.93%	SOFR+550	6,423	6,423	6,262
Holdco Sands Intermediate, LLC	11/23/2028	Aerospace and Defense	11.32%	SOFR+585	19,717	19,388	19,717
HV Watterson Holdings, LLC	12/17/2026	Business Services	11.79%	SOFR+625	15,140	14,974	15,110
HW Holdco, LLC	12/10/2024	Media	11.70%	SOFR+640	14,250	14,171	14,036
IG Investments Holdings, LLC	9/22/2028	Business Services	11.45%	SOFR+610	4,428	4,355	4,362
Imagine Acquisitionco, LLC	11/15/2027	Business Services	10.72%	SOFR+615	5,565	5,481	5,482
Inception Fertility Ventures, LLC	12/31/2024	Healthcare, Education and Childcare	12.50%	SOFR+715	19,737	19,410	19,737
Infinity Home Services Holdco, Inc.	12/28/2028	Personal, Food and Miscellaneous Services	12.24%	SOFR+685	11,053	10,867	11,053
Infolinks Media Buyco, LLC	11/1/2026	Media	11.17%	SOFR+585	6,364	6,364	6,364
Integrity Marketing Acquisition, LLC	8/27/2026	Insurance	11.57%	SOFR+615	19,701	19,639	19,504
K2 Pure Solutions NoCal, L.P.	12/20/2023	Chemicals, Plastics and Rubber	13.42%	SOFR+810	12,061	12,040	12,061
Kinetic Purchaser, LLC	11/10/2027	Consumer Products	11.54%	SOFR+615	16,920	16,641	16,666
LAV Gear Holdings, Inc.	10/31/2024	Leisure, Amusement, Motion Pictures, Entertainment	11.46%	SOFR+625	4,658	4,631	4,603
Lash OpCo, LLC	2/18/2027	Consumer Products	12.13%	SOFR+700	19,723	19,565	19,526
Lightspeed Buyer Inc.	2/3/2026	Healthcare, Education and Childcare	10.67%	SOFR+535	12,218	12,056	12,096
LJ Avalon Holdings, LLC	1/31/2030	Environmental Services	11.77%	SOFR+640	6,318	6,206	6,192
MAG DS Corp.	4/1/2027	Aerospace and Defense	10.99%	SOFR+549	7,601	7,153	7,202
Magenta Buyer, LLC	7/31/2028	Software	10.63%	SOFR+500	3,785	3,550	2,805
Mars Acquisition Holdings Corp.	5/14/2026	Media	11.04%	SOFR+550	10,885	10,811	10,776
MBS Holdings, Inc.	4/16/2027	Telecommunications	11.22%	SOFR+585	7,859	7,780	7,749
Meadowlark Acquirer, LLC	12/10/2027	Business Services	10.58%	SOFR+550	2,958	2,911	2,884
Municipal Emergency Services, Inc.	10/1/2027	Distribution	11.04%	SOFR+565	5,975	5,860	5,843
NBH Group LLC	8/19/2026	Healthcare, Education and Childcare	10.93%	SOFR+525	7,429	7,369	7,280
Neptune Flood Incorporated	5/9/2029	Financial Services	11.97%	SOFR+650	8,020	7,910	8,020
One Stop Mailing, LLC	5/7/2027	Transportation	11.68%	SOFR+636	8,470	8,311	8,470
Owl Acquisition, LLC	2/4/2028	Education	10.80%	SOFR+575	3,893	3,794	3,834
Ox Two, LLC (New Issue)	5/18/2026	Distribution	12.90%	SOFR+725	4,378	4,343	4,301
Pequod Merger Sub, Inc.	12/2/2026	Banking, Finance, Insurance & Real Estate	11.79%	SOFR+640	11,474	11,267	11,244

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund, LLC
Consolidated Schedule of Investments
September 30, 2023
($ In thousands)

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
PL Acquisitionco, LLC	11/9/2027	Retail	12.42%	SOFR+700	7,930	7,818	7,137
PlayPower, Inc.	5/8/2026	Consumer Products	10.92%	SOFR+565	2,551	2,481	2,436
Quantic Electronics, LLC	11/19/2026	Aerospace and Defense	11.74%	SOFR+635	3,314	3,267	3,264
Radius Aerospace, Inc.	3/31/2025	Aerospace and Defense	11.29%	SOFR+575	12,703	12,641	12,576
Rancho Health MSO, Inc.	12/18/2025	Healthcare, Education and Childcare	11.22%	SOFR+575	5,603	5,603	5,603
Reception Purchaser, LLC	4/28/2028	Transportation	11.54%	SOFR+615	5,000	$4,937	$4,800
Recteq, LLC	1/29/2026	Consumer Products	12.54%	SOFR+700	9,750	9,655	9,458
Research Now Group, LLC and Dynata, LLC	12/20/2024	Business Services	11.13%	SOFR+576	14,389	14,332	12,591
Riverpoint Medical, LLC	6/20/2025	Healthcare, Education and Childcare	10.54%	SOFR+515	3,176	3,162	3,131
Riverside Assessments, LLC	3/10/2025	Education	11.29%	SOFR+575	10,895	10,834	10,786
Rural Sourcing Holdings, Inc. (HPA SPQ Merger Sub, Inc.)	6/16/2029	Professional Services	11.52%	SOFR+625	3,749	3,678	3,692
Sales Benchmark Index LLC	1/3/2025	Business Services	11.59%	SOFR+600	6,859	6,815	6,825
Sargent & Greenleaf Inc.	12/20/2024	Electronics	12.92%	SOFR+750	4,872	4,872	4,823
Seaway Buyer, LLC	6/13/2029	Chemicals, Plastics and Rubber	11.54%	SOFR+605	14,850	14,633	14,405
Signature Systems Holding Company	5/3/2024	Chemicals, Plastics and Rubber	12.04%	SOFR+650	11,201	11,173	11,201
Skopima Consilio Parent, LLC	5/17/2028	Business Services	9.93%	SOFR+450	1,300	1,274	1,272
Solutionreach, Inc.	7/17/2025	Communications	12.37%	SOFR+715	9,239	9,206	9,202
SpendMend Holdings, LLC	3/1/2028	Business Services	11.04%	SOFR+565	9,607	9,352	9,396
STV Group Incorporated	12/11/2026	Transportation	10.67%	SOFR+535	12,099	12,045	11,857
Summit Behavioral Healthcare, LLC	11/24/2028	Healthcare, Education and Childcare	10.43%	SOFR+475	3,572	3,389	3,559
System Planning and Analysis, Inc. (f/k/a Management Consulting & Research, LLC)	8/16/2027	Aerospace and Defense	11.49%	SOFR+600	15,966	15,695	15,790
Team Services Group, LLC	11/24/2028	Healthcare, Education and Childcare	10.75%	SOFR+515	2,688	2,584	2,627
Teneo Holdings LLC	7/18/2025	Financial Services	10.67%	SOFR+535	2,936	2,927	2,931
The Aegis Technologies Group, LLC	10/31/2025	Aerospace and Defense	12.04%	SOFR+665	11,095	11,008	10,929
The Bluebird Group LLC	7/27/2026	Business Services	12.79%	SOFR+740	7,855	7,872	7,823
The Vertex Companies, LLC	8/31/2027	Business Services	11.70%	SOFR+635	7,690	7,596	7,628
TPC Canada Parent, Inc. and TPC US Parent, LLC	11/24/2025	Food	10.68%	SOFR+550	5,479	5,378	5,479
TWS Acquisition Corporation	6/6/2025	Education	11.80%	SOFR+625	7,177	7,161	7,177
Tyto Athene, LLC	4/3/2028	Aerospace and Defense	10.90%	SOFR+550	11,393	11,285	10,391
Urology Management Holdings, Inc.	6/15/2026	Healthcare, Education and Childcare	11.79%	SOFR+625	3,860	3,792	3,780
Wildcat Buyerco, Inc.	2/27/2026	Electronics	10.54%	SOFR+515	11,386	11,323	11,272
Zips Car Wash, LLC	3/1/2024	Business Services	12.67%	SOFR+735	19,682	19,581	19,042

Total First Lien Secured Debt						810,737	804,187
Total Investments - 783.7%
Cash and Cash Equivalents - 57.6%
BlackRock Federal FD Institutional 30						59,096	59,096
Total Cash and Cash Equivalents						59,096	59,096
Total Investments and Cash Equivalents - 841.3%						$869,833	$863,283
Liabilities in Excess of Other Assets — (741.3)%							(760,665)
Members' Equity—100.0%							$102,618

(1) Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable Secured Overnight Financing Rate ("S" or "SOFR") or Prime rate (“P” or "Prime"). The spread may change based on the type of rate used. The terms in the Schedule of Investments disclose the actual interest rate in effect as of the reporting period. SOFR loans are typically indexed to a 30-day, 60-day, 90-day or 180-day SOFR rate (1M S, 2M S, 3M S, or 6M S, respectively), at the borrower’s option. All securities are subject to the SOFR or Prime rate floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

(2) Valued based on PSLF's accounting policy .

(3) Represents the purchase of a security with a delayed settlement or a revolving line of credit that is currenlty an unfunded investment. This security does not earn a basis point spread above an index while it is unfunded.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund, LLC
Consolidated Schedule of Investments
September 30, 2022
($ In thousands)
Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
First Lien Secured Debt - 864.4%
Ad.net Acquisition, LLC	05/06/26	Media	9.67%	3M L+600	4,938	$4,938	$4,900
Alpine Acquisition Corp II	11/30/26	Containers, Packaging and Glass	8.69%	3M L+800	9,975	9,785	9,576
Altamira Technologies, LLC	07/24/25	Aerospace and Defense	10.81%	3M L+550	871	864	841
American Insulated Glass, LLC	12/21/23	Building Materials	7.79%	3M L+575	19,906	19,868	19,906
Amsive Holding Corporation (f/k/a Vision Purchaser Corporation)	06/10/25	Media	9.95%	1M L+550	14,104	13,968	13,892
Anteriad, LLC (f/k/a MeritDirect, LLC)	05/23/24	Media	9.17%	3M L+550	15,168	15,084	15,168
Any Hour Services	07/21/27	Personal, Food and Miscellaneous Services	7.98%	3M L+575	9,942	9,934	9,743
Apex Service Partners, LLC	07/31/25	Personal, Food and Miscellaneous Services	6.25%	3M L+575	6,569	6,502	6,536
Apex Service Partners, LLC Term Loan B	07/31/25	Personal, Food and Miscellaneous Services	6.55%	3M L+550	3,323	3,298	3,307
Apex Service Partners, LLC - Term Loan C	07/31/25	Personal, Food and Miscellaneous Services	6.50%	3M L+600	7,607	7,608	7,569
Applied Technical Services, LLC	12/29/26	Environmental Services	9.42%	3M L+500	8,822	8,725	8,602
Arcfield Acquisition Corp.	03/07/28	Aerospace and Defense	8.99%	3M L+575	11,940	11,721	11,701
Beta Plus Technologies, Inc.	07/01/29	Business Services	7.56%	1M L+525	15,000	14,700	14,700
Blackhawk Industrial Distribution, Inc.	09/17/24	Distribution	8.57%	3M L+600	17,993	17,772	17,596
Broder Bros., Co.	12/02/22	Personal, Food and Miscellaneous Services	7.39%	3M L+600	9,937	9,937	9,937
Cartessa Aesthetics, LLC	05/13/28	Distribution	9.55%	3M L+600	17,456	17,131	17,194
CF512, Inc.	08/20/26	Media	9.08%	3M L+575	2,985	2,958	2,940
Connatix Buyer, Inc.	07/13/27	Media	8.42%	1M L+550	9,045	9,029	8,819
Dr. Squatch, LLC	08/31/27	Personal and Non-Durable Consumer Products	9.42%	3M L+475	6,435	6,427	6,339
DRI Holding Inc.	12/21/28	Media	8.37%	3M L+575	2,776	2,526	2,489
DRS Holdings III, Inc.	11/03/25	Consumer Products	8.87%	3M L+600	15,142	15,063	14,658
Duraco Specialty Tapes LLC	06/30/24	Manufacturing / Basic Industries	8.62%	3M L+575	8,139	8,008	7,944
ECL Entertainment, LLC	05/01/28	Hotels, Motels, Inns and Gaming	10.62%	3M L+500	4,558	4,558	4,489
ECM Industries, LLC	12/23/25	Electronics	6.32%	3M L+600	2,823	2,761	2,689
Exigo Intermediate II, LLC	03/15/27	Business Services	8.87%	1M L+575	9,950	9,817	9,726
Fairbanks Morse Defense	06/17/28	Aerospace and Defense	7.63%	6M L+475	800	754	740
Global Holdings InterCo LLC	03/16/26	Banking, Finance, Insurance & Real Estate	8.74%	3M L+600	7,343	7,313	7,013
Graffiti Buyer, Inc.	08/10/27	Distribution	8.00%	3M L+550	1,974	1,939	1,895
Hancock Roofing and Construction L.L.C.	12/31/26	Insurance	8.67%	1M L+575	6,835	6,835	6,733
Holdco Sands Intermediate, LLC	11/23/28	Aerospace and Defense	10.17%	1M L+800	19,915	19,535	19,516
HV Watterson Holdings, LLC	12/17/26	Business Services	9.67%	3M L+600	15,255	15,045	14,721
HW Holdco, LLC	12/10/24	Media	6.00%	3M L+700	14,438	14,303	14,257
Icon Partners III, LP	05/11/28	Auto Sector	6.87%	3M L+475	2,333	2,001	1,705
IDC Infusion Services, Inc.	12/30/26	Healthcare, Education and Childcare	10.20%	3M L+750	17,400	17,154	16,617
IG Investments Holdings, LLC	09/22/28	Business Services	9.45%	1M L+575	4,473	4,388	4,428
Imagine Acquisitionco, LLC	11/15/27	Business Services	6.91%	3M L+625	5,636	5,534	5,495
Inception Fertility Ventures, LLC	12/07/23	Healthcare, Education and Childcare	9.96%	3M L+550	20,000	19,545	19,800
Infolinks Media Buyco, LLC	11/01/26	Media	9.42%	1M L+550	6,428	6,428	6,428
Integrity Marketing Acquisition, LLC	08/27/25	Insurance	9.21%	3M L+575	19,954	19,866	19,754
K2 Pure Solutions NoCal, L.P.	12/20/23	Chemicals, Plastics and Rubber	11.12%	3M L+550	14,438	14,316	14,438
LAV Gear Holdings, Inc.	10/31/24	Leisure, Amusement, Motion Pictures, Entertainment	9.95%	3M L+500	2,137	2,129	2,088
Lash OpCo, LLC	02/18/27	Consumer Products	11.17%	1M L+650	19,925	19,708	19,526
Lightspeed Buyer Inc.	02/03/26	Healthcare, Education and Childcare	8.87%	3M L+475	12,345	12,119	11,944
MAG DS Corp.	04/01/27	Aerospace and Defense	9.17%	3M L+550	5,570	5,128	5,069
Magenta Buyer, LLC	07/31/28	Software	7.87%	3M L+500	3,140	2,946	2,826
Mars Acquisition Holdings Corp.	05/14/26	Media	8.62%	1M L+565	7,920	7,861	7,880
MBS Holdings, Inc.	04/16/27	Telecommunications	8.56%	3M L+575	7,406	7,326	7,332
Meadowlark Acquirer, LLC	12/10/27	Business Services	9.17%	3M L+575	2,983	2,926	2,953
Municipal Emergency Services, Inc.	09/28/27	Distribution	7.25%	3M L+550	4,164	4,102	3,923
NBH Group LLC	08/19/26	Healthcare, Education and Childcare	7.80%	3M L+575	7,505	7,426	7,505
OIS Management Services, LLC	07/09/26	Healthcare, Education and Childcare	9.45%	3M L+600	5,257	5,210	5,257
Owl Acquisition, LLC	02/04/28	Education	8.41%	3M L+550	3,990	3,874	3,890
Ox Two, LLC (New Issue)	05/18/26	Distribution	8.32%	1M L+650	4,962	4,911	4,863
PL Acquisitionco, LLC	11/09/27	Retail	9.62%	1M L+575	8,634	8,489	8,419
PlayPower, Inc.	05/08/26	Consumer Products	9.17%	1M L+525	2,580	2,487	2,309
Quantic Electronics, LLC	11/19/26	Aerospace and Defense	9.92%	1M L+600	3,403	3,342	3,335
Quantic Electronics, LLC - Unfunded Term Loan (3)	11/19/26	Aerospace and Defense			143	—	—
Radius Aerospace, Inc.	03/31/25	Aerospace and Defense	9.46%	3M L+600	12,757	12,657	12,566
Rancho Health MSO, Inc.	12/18/25	Healthcare, Education and Childcare	7.75%	1M L+450	5,180	5,180	5,180
Reception Purchaser, LLC	02/28/28	Transportation	9.13%	SOFR+600	4,975	4,904	4,751
Recteq, LLC	01/29/26	Consumer Products	9.92%	3M L+700	9,850	9,718	9,505
Research Now Group, LLC and Dynata, LLC	12/20/24	Business Services	8.84%	1M L+550	14,542	14,440	13,070
Riverpoint Medical, LLC	06/20/25	Healthcare, Education and Childcare	7.74%	3M L+525	3,192	3,172	3,112
Riverside Assessments, LLC	03/10/25	Education	9.95%	1M L+575	9,949	9,872	9,750
Sales Benchmark Index LLC	01/03/25	Business Services	9.67%	3M L+625	6,859	6,779	6,791
Sargent & Greenleaf Inc.	12/20/24	Electronics	7.15%	3M L+550	5,082	5,082	5,031
Seaway Buyer, LLC	06/13/29	Chemicals, Plastics and Rubber	7.90%	3M L+575	15,000	14,794	14,775
Signature Systems Holding Company	05/03/24	Chemicals, Plastics and Rubber	10.17%	1M L+450	11,951	11,879	11,861
Solutionreach, Inc.	01/17/24	Communications	8.87%	6M L+675	11,386	11,352	11,113
STV Group Incorporated	12/11/26	Transportation	8.37%	3M L+575	12,099	12,031	11,978

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Loan Fund, LLC
Consolidated Schedule of Investments
September 30, 2022
($ In thousands)

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)

System Planning and Analysis, Inc. (f/k/a Management Consulting & Research, LLC)	8/16/2027	Aerospace and Defense	8.73%	SOFR+600	16,128	$15,785	$15,870
Teneo Holdings LLC	7/18/2025	Financial Services	7.73%	3M L+525	3,474	3,435	3,271
The Aegis Technologies Group, LLC	10/31/2025	Aerospace and Defense	9.67%	3M L+600	11,208	11,102	11,096
The Bluebird Group LLC	7/27/2026	Business Services	10.67%	3M L+650	5,502	5,549	5,557
The Vertex Companies, LLC	8/30/2027	Business Services	8.62%	3M L+550	4,531	4,485	4,509
TPC Canada Parent, Inc. and TPC US Parent, LLC	11/24/2025	Food	7.78%	3M L+525	5,536	5,392	5,370
TVC Enterprises, LLC	3/26/2026	Transportation	8.87%	3M L+600	17,381	17,244	16,946
TWS Acquisition Corporation	6/16/2025	Education	8.76%	3M L+625	7,949	7,917	7,910
Tyto Athene, LLC	4/3/2028	Aerospace and Defense	7.76%	3M L+550	12,064	11,938	11,208
UBEO, LLC	4/3/2024	Printing and Publishing	8.17%	3M L+450	4,674	4,657	4,604
Unique Indoor Comfort, LLC	5/24/2027	Home and Office Furnishings, Housewares	8.95%	3M L+525	9,975	9,840	9,755
Wildcat Buyerco, Inc.	2/27/2026	Electronics	9.45%	SOFR+575	11,506	11,420	11,110
Zips Car Wash, LLC	3/1/2024	Business Services	10.24%	3M L+725	19,998	19,673	19,499

Total First Lien Secured Debt						738,219	730,108
Total Investments - 864.4%
Cash and Cash Equivalents - 48.5%
BlackRock Federal FD Institutional 30						40,945	40,945
Total Cash and Cash Equivalents						40,945	40,945
Total Investments and Cash Equivalents - 912.9%						$779,164	$771,053
Liabilities in Excess of Other Assets — (812.9)%							(686,591)
Members' Equity—100.0%							$84,462

(1) Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable LIBOR, or “L” , Secured Overnight Financing
Rate or "SOFR" or Prime rate or “P”. The spread may change based on the type of rate used. The terms in the Schedule of Investments disclose the actual interest rate in effect as of the reporting period. LIBOR loans are typically indexed to a 30-day, 60-day, 90-day or 180-day LIBOR rate (1M L, 2M L, 3M L, or 6M L, respectively), at the borrower’s option.
All securities are subject to a LIBOR or Prime rate floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.
(2) Valued based on PSLF’s accounting policy.

(3) Represents the purchase of a security with a delayed settlement or a revolving line of credit that is currenlty an unfunded investment. This security does not earn a basis point spread above an index while it is unfunded.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PENNANTPARK SENIOR LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

1. ORGANIZATION

PennantPark Senior Loan Fund, LLC, or PSLF, is organized as a Delaware limited liability company and commenced operations in July 2020. PSLF is a joint venture between PennantPark Investment Corporation ("PNNT") and Pantheon Ventures (UK), LLP ("Pantheon"). In this report, except where the context suggests otherwise, the terms “Company,” “we,” “our,” or “us” refer to PSLF and its consolidated subsidiary.

The Company's investment objectives are to generate both current income and capital appreciation while seeking to preserve capital through debt and equity investments primarily made to U.S. middle-market companies in the form of first lien secured debt, second lien secured debt and subordinated debt and equity investments.

PNNT and Pantheon (individually a "Member" and collectively the "Members"), provide capital to PSLF in the form of notes and equity interests. On July 31, 2020, PNNT contributed its formerly wholly-owned subsidiary, PennantPark Investment Funding I, LLC (“Funding I”) to the Company in exchange for a 72% stake in PSLF. As of July 31, 2020, Funding I held $356.1 million of senior loans at fair value and had $240.0 million of debt outstanding (see Note 10). On July 31, 2020 Pantheon invested $35.0 million to acquire a 28% stake in PSLF of which $22.5 million was used to partially pay down Funding I's outstanding debt. Subsequent to the contribution of Funding I by PNNT, Funding I became a wholly-owned subsidiary of PSLF and its operations are consolidated with and into the operations of PSLF.

On October 31, 2020, PNNT and Pantheon contributed an additional $1.8 million and $27.5 million, respectively, to PSLF. PNNT’s and Pantheon’s additional investments came in at PSLF’s then current Members’ equity. As a result of the additional capital contribution, PNNT and Pantheon owned 60.5% and 39.5%, respectively, of the outstanding notes and equity interests of PSLF (see Note 6).

The administrative agent of the Company is PennantPark Investment Administration, LLC (the "Administrative Agent"). The Bank of New York Mellon Corporation (the "Sub-Administrator") provides certain services to the Company with respect to certain accounting matters and has the responsibility for the official books and records.

PNNT and Pantheon each appointed two members to PSLF’s four-person member designees’ committee. All material decisions with respect to PSLF, including those involving its investment portfolio, require unanimous approval of a quorum of the member designees. Quorum is defined as (i) the presence of two members of the member designees’ committee; provided that at least one individual is present that was elected, designated or appointed by each member; (ii) the presence of three members of the member designees’ committee, provided that the individual that was elected, designated or appointed by the member with only one individual present shall be entitled to cast two votes on each matter; and (iii) the presence of four members of the member designees or investment committee shall constitute a quorum, provided that two individuals are present that were elected, designated or appointed by each member.

PennantPark CLO IV, LLC ("CLO IV") is a wholly-owned subsidiary and was formed in March 2022 for the purpose of executing a debt securitization (See Note 10).

PennantPark CLO VII, LLC ("CLO VII") is a wholly-owned subsidiary and was formed in July 2023 for the purpose of executing a debt securitization (See Note 10).

PENNANTPARK SENIOR LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023 (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES

PSLF is considered an investment company under U.S. generally accepted accounting principles ("GAAP") and follows the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board Accounting Standards Codification Topic 946. References to the Accounting Standards Codification, as amended ("ASC"), serves as a source of accounting literature. Subsequent events are evaluated and disclosed as appropriate for events occurring through the date the consolidated financial statements are issued. The preparation of our consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amount of our assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reported periods. In the opinion of the Company, all adjustments, which are of a normal recurring nature, considered necessary for the fair presentation of financial statements have been included. Actual results could differ from these estimates due to changes in the economic and regulatory environment, financial markets and any other parameters used in determining such estimates and assumptions. We have eliminated all intercompany balances and transactions.

(a) Restatement of Previously Issued Financial Statement

During the preparation of the financial statements as of and for the year ended September 30, 2023, Management identified an error in the classification and presentation of cash pertaining to the Company’s affiliate, PNNT, in the September 30, 2022 financial statements. The Company recorded cash activity and due from affiliate pertaining to their investments as an increase in the cash account instead of presenting the related cash and cash equivalents as an asset and another asset for due from affiliate. The impact of the error correction is reflected in a $2.0 million decrease to cash and offsetting increase to due from affiliates as of September 30, 2022 and a decrease in due from affiliates within operating activities on the consolidated statement of cash flows totaling $2.0 million for the year ended September 30, 2022. There was no impact from the error correction to total members' equity as reported on the consolidated statement of assets, liabilities and members' equity as of September 30, 2022. In addition, there was no impact from the error correction on net investment income or net increase (decrease) in members' equity resulting from operations in total as reported on the consolidated statement of operations for the year ended September 30, 2022. The corrections were reported in the year ended September 30, 2023.

Our significant accounting policies consistently applied are as follows:

(b) Investment Valuations

We expect that there may not be readily available market values for many of our investments, which are or will be in our portfolio, and we value such investments at fair value as determined in good faith by or under the direction of our member designees’ using a documented valuation policy, described herein, and a consistently applied valuation process. With respect to investments for which there is no readily available market value, the factors that the member designees’ may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event to corroborate or revise our valuation. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and the difference may be material. See Note 4.

Our portfolio generally consists of illiquid securities, including debt investments. With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, our member designees’ undertakes a multi-step valuation process each quarter, as described below:

(1)
Our quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals of PennantPark Investment Advisers, LLC, the investment adviser to PNNT, responsible for the portfolio investment;

(2)
Preliminary valuation conclusions are then documented and discussed with the management of PennantPark Investment Advisers, LLC;

(3)
Our member designees also engages independent valuation firms to conduct independent appraisals of our investments for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment. The independent valuation firms review PennantPark Investment Advisers, LLC’s preliminary valuations in light of their own independent assessment and also in light of any market quotations obtained from an independent pricing service, broker, dealer or market maker;

(4)
Our member designees reviews the preliminary valuations of PennantPark Investment Advisers, LLC and those of the independent valuation firms on a quarterly basis, periodically assesses the valuation methodologies of the independent valuation firms, and responds to and supplements the valuation recommendations of the independent valuation firms to reflect any comments; and

(5)
Our member designees assesses these valuations and determines the fair value of each investment in our portfolio in good faith, based on the input of PennantPark Investment Advisers, LLC and the respective independent valuation firms.

PENNANTPARK SENIOR LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023 (Continued)

Our member designees generally uses market quotations to assess the value of our investments for which market quotations are readily available. We obtain these market values from independent pricing services or at bid prices obtained from at least two brokers or dealers, if available, or otherwise from a principal market maker or a primary market dealer. PennantPark Investment Advisers, LLC assesses the source and reliability of bids from brokers or dealers. If the member designees’ has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

(c) Security Transactions, Revenue Recognition, and Realized/Unrealized Gains or Losses

Security transactions are recorded on a trade date basis. We record interest income on an accrual basis to the extent that we expect to collect such amounts. For loans and debt investments with contractual payment-in-kind, or PIK interest, which represents interest accrued and added to the loan balance that generally becomes due at maturity, we will generally not accrue PIK interest when the portfolio company valuation indicates that such PIK interest is not collectable. We do not accrue as a receivable interest on loans and debt investments if we have reason to doubt our ability to collect such interest. Loan origination fees, original issue discount ("OID"), market discount or premium and deferred financing costs on liabilities, which we do not fair value, are capitalized and then accreted or amortized using the effective interest method as interest income or, in the case of deferred financing costs, as interest expense. Dividend income, if any, is recognized on an accrual basis on the ex-dividend date to the extent that we expect to collect such amounts. From time to time, the Company receives certain fees from portfolio companies, which are non-recurring in nature. Such fees include loan prepayment penalties, structuring fees and amendment fees, and are recorded as other investment income when earned.

Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more and/or if there is reasonable doubt that principal or interest will be collected. Accrued interest receivable is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon the Company's judgment. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in the Company's judgment, are likely to remain current. There were no loans on non-accrual status as of September 30, 2023 and 2022.

We measure realized gains and losses by the difference between the net proceeds from the net proceeds from the repayment or sale and the amortized cost basis of the investment, using the specific identification method, without regard to unrealized appreciation or depreciation previously recognized, but considering prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in the fair values of our portfolio investments during the reporting period, including any reversal of previously recorded unrealized appreciation and depreciation, when gains or losses are realized.

(d) Income Taxes

PSLF is classified as a partnership for U.S. federal income tax purposes and is not subject to U.S. federal income tax. Accordingly, no provisions for U.S. income taxes have been made. The Members are responsible for reporting their share of the PSLF’s income or loss on their U.S. income tax returns.

In accordance with FASB ASC Topic 740, the Company is required to determine whether a tax position of PSLF is more likely than not, based on the technical merits of the position, to be sustained upon examination including resolution of any related appeals or litigation processes. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in PSLF recording a tax liability that would reduce members’ capital.

For the years ended September 30, 2023 and 2022, there were no material uncertain income tax positions.

(e) Foreign Currency Translation

Our books and records are maintained in U.S. dollars. Any foreign currency amounts are translated into U.S. dollars on the following basis:

1.
Fair value of investment securities, other assets and liabilities – at the exchange rates prevailing at the end of the applicable period; and

2.
Purchases and sales of investment securities, income and expenses – at the exchange rates prevailing on the respective dates of such transactions.

Although net assets and fair values are presented based on the applicable foreign exchange rates described above, we do not isolate that portion of the results of operations due to changes in foreign exchange rates on investments, other assets and debt from the fluctuations arising from changes in fair values of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments and liabilities.

Foreign security and currency translations may involve certain considerations and risks not typically associated with investing in U.S. companies and U.S. government securities. These risks include, but are not limited to, currency fluctuations and revaluations and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices to be more volatile than those of comparable U.S. companies or U.S. government securities.

PENNANTPARK SENIOR LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023 (Continued)

(f) Consolidation

As explained by ASC paragraph 946-810-45, PSLF will generally not consolidate its investment in a company other than an investment company subsidiary or a controlled operating company whose business consists of providing services to us.

(g) Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes in the Disclosure Requirements for Fair Value Measurement, which changes the fair value measurement disclosure requirements on fair value measurements in Topic 820. The ASU removed the requirements to disclosure the policy for the timing of transfers between levels, the valuation processes for Level 3 fair value measurements, the Level 3 reconciliation from opening balances to closing balances, and the change in unrealized gains and losses of Level 3 fair value measurements held on the balance sheet date. While most changes are applied on a retrospective basis, the ASU still requires the change in unrealized gain and losses of Level 3 fair value measurements held as of the prior year to be disclosed. As a result of these removals certain modifications were made, including disclosure of the amount of and reason for transfers into and out of Level 3 of the fair value hierarchy and the amount of purchases and issues of Level 3 assets and liabilities. The Company adopted this ASU for the year ended September 30, 2023.

In March 2020, the FASB issued Accounting Standards Update 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” ("ASU 2020-04"). The guidance provides optional expedients and exceptions for applying GAAP to contract modifications, hedging relationships and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of the reference rate reform. ASU 2020-04 is effective for all entities as of March 12, 2020 through December 31, 2022. The Company utilized the optional expedients and exceptions provided by ASU 2020-04 during the years ended September 30, 2023 and September 30, 2022, the effect of which was not material to the consolidated financial statements and the notes thereto.

In March 2022, the FASB issued Accounting Standards Update 2022-02, “Financial Instruments - Credit Losses (Topic 326)” ("ASU 2022-02"), which is intended to address issues identified during the post-implementation review of ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendment, among other things, eliminates the accounting guidance for troubled debt restructurings by creditors in Subtopic 310-40, “Receivables - Troubled Debt Restructurings by Creditors”, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The new guidance is effective for interim and annual periods beginning after December 15, 2022. The Company adopted ASU 2022-02 on its consolidated financial statement and disclosures.

In June 2022, the FASB issued Accounting Standards Update No. 2022-03, "Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions", which changed the fair value measurement disclosure requirements of ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820. The amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods therein. Early application is permitted. The Company is currently evaluating the impact the adoption of this new accounting standard will have on its consolidated financial statements, but the impact of the adoption is not expected to be material.

3. AGREEMENTS AND RELATED PARTY TRANSACTIONS

For the years ended September 30, 2023 and 2022, PSLF purchased $127.8 million and $395.3 million of investments from PNNT, respectively.

For the years ended September 30, 2023 and 2022, PSLF incurred $2.0 million and $1.2 million of administration fees to the Administrative Agent, respectively. The Administrative Agent provides administration services to PSLF at an annual rate of 0.25% based on average gross assets under management payable quarterly in arrears and calculated based on average gross assets (measured at cost) at the end of the two recently completed calendar quarters.

For the years ended September 30, 2023 and 2022, PSLF incurred $20.9 million and $11.7 million of interest expense related to the notes outstanding with the Members, respectively.

As of September 30, 2023 and 2022, PSLF had a receivable from PNNT of $3.3 million and $2.0 million, respectively, presented as due from affiliate on the consolidated statement of assets, liabilities and members' equity. These amounts are related to cash owed from PNNT in connection with trades between the funds.

PENNANTPARK SENIOR LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023 (Continued)

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value, as defined under ASC Topic 820, Fair Value Measurement, is the price that we would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment or liability. ASC Topic 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of us. Unobservable inputs reflect the assumptions market participants would use in pricing an asset or liability based on the best information available to us on the reporting period date.

ASC 820 classifies the inputs used to measure these fair values into the following hierarchies:

Level 1: Inputs that are quoted prices (un-adjusted) in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Inputs that are quoted prices for similar assets or liabilities in active markets, or that are quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term, if applicable, of the financial instrument.

Level 3: Inputs that are unobservable for an asset or liability because they are based on our own assumptions about how market participants would price the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Generally, most of our investments are classified as Level 3. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and those differences may be material.

The inputs into the determination of fair value may require significant management judgment or estimation. Even if observable market data is available, such information may be the result of consensus pricing information, disorderly transactions or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence were available. Corroborating evidence that would result in classifying these non-binding broker/dealer bids as a Level 2 asset includes observable market-based transactions for the same or similar assets or other relevant observable market-based inputs that may be used in pricing an asset.

Our investments are generally structured as debt in the form of first lien secured debt, but may also include second lien secured debt, subordinated debt and equity investments. The transaction price, excluding transaction costs, is typically the best estimate of fair value at inception. Ongoing reviews by the Members and independent valuation firms are based on an assessment of each underlying investment, incorporating valuations that consider the evaluation of financing and sale transactions with third parties, expected cash flows and market-based information including comparable transactions, performance multiples and yields, among other factors. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in our ability to observe valuation inputs may result in a reclassification for certain financial assets or liabilities.

In addition to using the above inputs in valuing cash equivalents and investments, we employ the valuation policy approved by our member designees’ that is consistent with ASC 820. Consistent with our valuation policy, we evaluate the source of inputs, including any markets in which our investments are trading, in determining fair value. See Note 2.

As outlined in the table below, some of our Level 3 investments using a market comparable valuation technique are valued using the average of the bids from brokers or dealers. The bids include a disclaimer, may not have corroborating evidence, may be the result of a disorderly transaction and may be the result of consensus pricing. The Members assess the source and reliability of bids from brokers or dealers. If the member designee has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

Some of our investments can also be valued using a market comparable or an enterprise market value technique. With respect to investments for which there is no readily available market value, the factors that the member designees’ may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the pricing indicated by the external event, excluding transaction costs, is used to corroborate the valuation. When using earnings multiples to value a portfolio company, the multiple used requires the use of judgment and estimates in determining how a market participant would price such an asset. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy. Generally, the sensitivity of unobservable inputs or combination of inputs such as industry comparable companies, market outlook, consistency, discount rates and reliability of earnings and prospects for growth, or lack thereof, affects the multiple used in pricing an investment. As a result, any change in any one of those factors may have a significant impact on the valuation of an investment. Generally, an increase in a market yield will result in a decrease in the valuation of a debt investment, while a decrease in a market yield will have the opposite effect. Generally,

PENNANTPARK SENIOR LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023 (Continued)

an increase in an EBITDA multiple will result in an increase in the valuation of an investment, while a decrease in an EBITDA will have the opposite effect.

Our Level 3 valuation techniques, unobservable inputs and ranges were categorized as follows for ASC 820 purposes ($ in thousands):

Asset Category	Fair value at September 30, 2023	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First lien	$85,500	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	718,687	Market Comparable	Market Yield	10.0% - 25.0% (12.2%)
Total Level 3 investments	$804,187

Asset Category	Fair value at September 30, 2022	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First lien	$95,968	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	634,140	Market Comparable	Market Yield	6.0% - 11.2% (9.0%)
Total Level 3 investments	$730,108

(1) The weighted average disclosed in the tables above was weighted by its relative fair value.

Our investments and cash and cash equivalents were categorized as follows in the fair value hierarchy for ASC 820 purposes ($ in thousands):

	Fair Value at September 30, 2023
Description	Level 1	Level 2	Level 3	Total
First lien	$—	$—	$804,187	$804,187
Total investments	—	—	804,187	804,187
Cash and cash equivalents	59,096	—	—	59,096
Total investments, cash and cash equivalents	$59,096	$—	$804,187	$863,283

	Fair Value at September 30, 2022
Description	Level 1	Level 2	Level 3	Total
First lien	$—	$—	$730,108	$730,108
Total investments	—	—	730,108	730,108
Cash and cash equivalents	40,945	—	—	40,945
Total investments, cash and cash equivalents	$40,945	$—	$730,108	$771,053

For the year ended September 30, 2023, the amount of Level 3 purchases, including PIK interest, net discount accretion and non-cash exchanges, for the year were $179.6 million. There were no Level 3 transfers.

For the year ended September 30, 2022, the amount of Level 3 purchases, including PIK interest, net discount accretion and non-cash exchanges, for the year were $433.3 million. There were no Level 3 transfers.

5. CASH AND CASH EQUIVALENTS

Cash equivalents represent cash invested in overnight money market funds. These temporary investments with original maturities of 90 days or less are deemed cash equivalents. Cash deposited at financial institutions is insured by the Federal Deposit Insurance Corporation (“FDIC”), up to specified limits. At times, such balances may exceed FDIC insured amounts. As of September 30, 2023, the entire amount of $59.1 million included in the cash and cash equivalents balance on the Consolidated Statement of Assets and Liabilities is comprised of money market funds, which are not subject to FDIC insurance. As of September 30, 2022, cash and cash equivalents consisted of money market funds in the amounts of $40.9 million at fair value. PSLF believes it is not exposed to any significant risk of loss on its cash and cash equivalents.

PENNANTPARK SENIOR LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023 (Continued)

6. MEMBERS’ EQUITY

PNNT and Pantheon provide capital to PSLF in the form of equity interests. As described in Note 1, PNNT and Pantheon's initial equity interests ownership percentages were 72.0% and 28%, respectively. On October 31, 2020, PNNT and Pantheon contributed an additional $10.8 million , non pro-rata, to PSLF. PNNT and Pantheon’s additional equity investments came in at PSLF’s then current Members equity. As a result, PNNT and Pantheon owned 60.5% and 39.5%, respectively, of the equity interests of PSLF. As of September 30, 2023 and 2022 the equity interest ownership percentages remained 60.5% and 39.5%, respectively.

As of September 30, 2023 and 2022, PNNT had commitments to fund equity interests to PSLF of $67.4 million and $67.4 million, respectively, of which $8.8 million and $18.1 million, respectively, were unfunded.

As of September 30, 2023 and 2022, Pantheon had commitments to fund equity interests to PSLF of $44.9 million and $44.9 million, respectively, of which $5.7 million and $11.8 million, respectively were unfunded.

7. NOTES PAYABLE TO MEMBERS

PNNT and Pantheon provide capital to PSLF in the form of subordinated notes ("Member Notes"). As described in Note 1, PNNT and Pantheon initially owned 72.0% and 28.0% respectively, of the Member Notes. On October 31, 2020, PNNT and Pantheon contributed an additional $18.5 million, non pro-rata, to PSLF in the form of additional Member notes. As a result, PNNT and Pantheon owned 60.5% and 39.5%, respectively, of the Member notes of PSLF. As of September 30, 2023 and 2022, the subordinated notes ownership percentages remained 60.5% and 39.5% respectively. The notes bear interest at 3-month LIBOR plus 8% prior to June 30, 2023 and 3-month SOFR plus 8% after June 30, 2023 and matures on July 31, 2027.

As of September 30, 2023 and 2022, PNNT had commitments to fund Member Notes to PSLF of $115.9 million and $115.9 million, respectively, of which $13.6 million and $27.9 million, respectively, were unfunded.

As of September 30, 2023 and 2022, Pantheon had commitments to fund Member Notes to PSLF of $75.7 million and $75.7 million, respectively, of which $8.9 million and $18.2 million, respectively were unfunded.

8. RISKS AND UNCERTAINTIES

Investments

PSLF seeks investment opportunities that offer the possibility of attaining income generation, capital preservation and capital appreciation including investments in private companies. Certain events particular to each industry in which PSLF’s investments conduct their operations, as well as general economic and political conditions, may have a significant negative impact on the investee’s operations and profitability. Such events are beyond PSLF’s controls, and the likelihood that they may occur cannot be predicted. Furthermore, investments of PSLF are made in private companies and there are generally no public markets for these securities at the current time. The ability of PSLF to liquidate these investments and realize value is subject to significant limitations and uncertainties.

Leverage Risk

PSLF may borrow funds in order to increase the amount of capital available for investment. The use of leverage can improve the return on invested capital, however, such use may also magnify the potential for loss on invested capital. If the value of PSLF’s assets decreases, leveraging would cause members’ equity to decline more sharply than it otherwise would have had PSLF not used leverage. Similarly, any decrease in PSLF’s income would cause net income to decline more sharply than it would have had PSLF not borrowed. Borrowings will usually be from credit facilities or debt securitizations which will typically be secured by PSLF’s securities and other assets. Under certain circumstances, such debt may demand an increase in the collateral that secures PSLF’s obligations and if PSLF was unable to provide additional collateral, the debt could liquidate assets held in the account to satisfy PSLF’s obligations. Liquidation in this manner could have adverse consequences. Additionally, the amount of PSLF’s borrowings and the interest rates on those borrowings, which will fluctuate, could have a significant effect on PSLF’s profitability.

Credit Risk

PSLF primarily invests in first lien secured debt to middle-market companies. A majority of the investments held by PSLF are subject to restrictions on their resale or are otherwise illiquid. PSLF assumes the credit risk of the borrower. In the event that the borrower becomes insolvent or enters bankruptcy, PSLF may incur certain costs and delays in realizing payment, or may suffer a loss of principal and/or interest.

PENNANTPARK SENIOR LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023 (Continued)

9. FINANCIAL HIGHLIGHTS

The Members are responsible for all investment making and business decisions, therefore, there is no requirement to show financial highlights per ASC Topic 946, which have been omitted accordingly.

10. LEVERAGE

Credit Facility

As described in Note 1 above, PNNT contributed Funding I to the Company. As of the contribution date Funding I had a $250 million senior secured revolving credit facility with BNP Paribas (the “BNP Credit Facility”). The BNP Credit Facility is secured by all of the assets of Funding I.

In November 2020, Funding I amended the BNP Credit Facility and increased the size to $275 million.

In March 2022, Funding I amended the BNP Credit Facility and reduced the total commitment to $225 million, extended the revolving period to March 2025 and extended maturity to March 2027.

In September 2022, Funding I amended the BNP Credit Facility and increased the total commitment to $325 million and amended the interest rate to SOFR plus 2.60%. As of September 30, 2023 there were $88.6 million in outstanding borrowings and we were in compliance with all required covenants.

Asset - Backed Debt - CLO IV

On March 2, 2022, CLO IV completed a $304 million debt securitization in the form of a collateralized loan obligation (the "2034 Debt Securitization" or "2034 Asset-Backed Debt"). The 2034 Asset-Backed Debt is secured by a diversified portfolio consisting primarily of middle market loans. The 2034 Debt Securitization was executed through a private placement of: (i) $30.0 million Class A-1a Loans maturing 2034, which bear interest at the three-month SOFR plus 1.7%, (ii) $50.0 million Class A-1b Senior Secured Fixed Rate Notes due 2034, which bear interest at 3.45%, (iii) $12.0 million Class A-2 Senior Secured Floating Rate Notes due 2034, which bear interest at the three-month SOFR plus 1.9%, (iv) $21.0 million Class B Senior Secured Floating Rate Notes due 2034, which bear interest at the three-month SOFR plus 2.1%, (v) $24.0 million Class C Secured Deferrable Floating Rate Notes due 2034, which bear interest at the three-month SOFR plus 2.9%, (vi) $18.0 million Class D Secured Deferrable Floating Rate Notes due 2034, which bear interest at the three-month SOFR plus 4.0%, and (vii) $91.0 million Class A-1a Senior Secured Floating Rate notes due 2034 which bears interest at the three-month SOFR plus 1.7%, under a credit agreement by and among CLO IV, as issuer, various financial institutions, as lenders, and Wilmington Trust, National Association, as collateral trustee and as loan agent. As of September 30, 2023 there was $246.0 million of 2034 Asset-Backed Debt and there was $1.7 million of un-amortized financing costs. As of September 30, 2023 the weighted average interest rate was 6.6%.

On the closing date of the 2034 Debt Securitization, in consideration of our transfer to CLO IV of the initial closing date loan portfolio, PSLF received 100% of the Subordinated Notes (the "2034 Sub Notes") of CLO IV, and a portion of the net cash proceeds received from the sale of the 2034 Asset-Backed Debt Securitization. The 2034 Sub Notes do not bear interest and had a stated value of approximately $58.0 million at the closing of the 2034 Debt Securitization.

Asset - Backed Debt - CLO VII

On July 26, 2023, CLO VII completed a $300 million debt securitization in the form of a collateralized loan obligation (the "2035 Debt Securitization" or "2035 Asset-Backed Debt"). The 2035 Asset-Backed Debt is secured by a diversified portfolio consisting primarily of middle market loans. The 2035 Debt Securitization was executed through a private placement of: (i) $151.0 million Class A-1a Notes maturing 2035, which bear interest at the three-month SOFR plus 2.7%, (ii) $20.0 million Class A-1b Loans 2035, which bear interest at 6.5%, (iii) $12.0 million Class A-2 Senior Secured Floating Rate Notes due 2035, which bear interest at the three-month SOFR plus 3.2%, (iv) $21.0 million Class B Senior Secured Floating Rate Notes due 2035, which bear interest at the three-month SOFR plus 4.1%, (v) $24.0 million Class C Secured Deferrable Floating Rate Notes due 2035, which bear interest at the three-month SOFR plus 4.7%, (vi) $18.0 million Class D Secured Deferrable Floating Rate Notes due 2035, which bear interest at the three-month SOFR plus 7.0%. As of September 30, 2023 there was $246.0 million of external 2035 Asset-Backed Debt and there was $2.3 million of un-amortized financing costs. As of September 30, 2023 the weighted average interest rate was 8.6%.

On the closing date of the 2035 Debt Securitization, in consideration of our transfer to CLO VII of the initial closing date loan portfolio, PSLF received 100% of the Subordinated Notes (the "2035 Sub Notes") of CLO VII. The 2035 Sub Notes do not bear interest and had a stated value of approximately $54.0 million at the closing of the 2035 Debt Securitization.

The 2034 Asset-Backed Debt and 2035 Asset-Backed Debt are included in the Consolidated Statement of Assets, Liabilities and Members' Equity as debt of the Company and the sub notes were eliminated in consolidation.

PENNANTPARK SENIOR LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023 (Continued)

11. COMMITMENT AND CONTINGENCIES

As of September 30, 2023 and 2022, the Company has $0.5 million and $0.1 million of unfunded commitments to fund investments.

The Company has provided general indemnifications to the Members, any affiliate of the Members, and any person acting on behalf of he Members or that affiliate when they act , in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

12. SUBSEQUENT EVENTS

Subsequent events are evaluated and disclosed as appropriate for events occurring through the date of the consolidated financial statements were available to be issued on November 25, 2024. There were no events that require disclosure.